UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2021

Rapid7, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Causeway Street,
Boston,	Massachusetts	02114
(Address of principal executive offices), including zip code
(617) 247-1717
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	RPD	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.
Amendment to Credit Agreement
On December 22, 2021, Rapid7, Inc. (“Rapid7”) entered into an Amendment Agreement (the “Amendment”) in respect of its Credit and Security Agreement (as amended, the “Credit Agreement”), with KeyBank National Association, as administrative agent, Rapid7’s wholly-owned subsidiary, Rapid7 LLC, as co-borrower, and the lenders party thereto to, among other things, increase the credit facility from $50.0 million to $100.0 million and extend the maturity date to December 22, 2024.
The Credit Agreement provides for a $100.0 million revolving credit facility, with a letter of credit sublimit of $15.0 million, and an accordion feature under which Rapid7 can increase the credit facility to up to $150.0 million. Rapid7 does not intend to immediately draw on this credit facility.
Loans under the Credit Agreement bear interest, at Rapid7’s option, at a rate equal to either (i) term SOFR plus a credit spread adjustment of 0.10% per annum plus a margin of 2.50% per annum or (ii) the alternate base rate (subject to a floor), plus an applicable margin equal to 0% per annum. Rapid7 is required to pay a 0.20% per annum commitment fee on the unused portion of the credit facility. Rapid7 is permitted to terminate or reduce the revolving commitments of the lenders and to make voluntary prepayments at any time subject to customary break funding payments. Rapid7 is required to make mandatory prepayments of outstanding indebtedness under the Credit Agreement in the case that the aggregate amount of all outstanding loans and letters of credit issued under the Credit Agreement exceeds the aggregate commitment of all lenders under the Credit Agreement.
The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Rapid7 and its subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, dividends and other distributions. These covenants prohibit settlement payments in cash or a combination of cash and shares of Rapid7’s common stock upon any conversion of Rapid7’s convertible debt securities, at any time when a default or event of default has occurred and is continuing under the Credit Agreement. The Credit Agreement contains financial covenants that require Rapid7 and its subsidiaries to maintain specified minimum recurring revenue and minimum liquidity of $50.0 million. In addition, the Credit Agreement contains certain customary events of default including, but not limited to, failure to pay interest, principal and fees or other amounts when due, material misrepresentations or misstatements in any representation or warranty, covenant defaults, certain cross defaults to other material indebtedness, including Rapid7’s existing convertible debt securities, certain judgment defaults and events of bankruptcy.
The foregoing description of the Amendment and the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment, which will be filed as an exhibit to the Rapid7’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rapid7, Inc.

Dated: December 22, 2021	By:	/s/ Jeff Kalowski
Jeff Kalowski
Chief Financial Officer